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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Eagle Supply Group, Inc. on Form S-1 of our report dated September 18, 1998 on the examination of the balance sheets of Eagle Supply Group, Inc. as of June 30, 1998 and 1997 on the related statements of operations, shareholders' (deficiency) equity and cash flows for the years ended June 30, 1998 and 1997 and the period May 1, 1996 (inception) to June 30, 1996, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading 'Experts' in such prospectus.



We also consent to the use in this Registration Statement of Eagle Supply Group, Inc. on Form S-1 of our report dated September 9, 1998 on the examination of the balance sheets of Eagle Supply, Inc. as of June 30, 1998 and 1997 and the related statements of operations, shareholder's (deficiency) equity and cash flows for each of the three years in the period ended June 30, 1998, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such prospectus.



We also consent to the use in this Registration Statement of Eagle Supply Group, Inc. on Form S-1 of our report dated September 11, 1998 (December 11, 1998 as to
Note 4A) on the examination of the balance sheet of JEH/Eagle Supply, Inc. as of June 30, 1998 and the related statement of operations, shareholder's equity and cash flows for the year ended June 30, 1998, appearing in this Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such prospectus.



/s/ Deloitte & Touche LLP



December 24, 1998
New York, New York